      [LETTERHEAD OF FRIEDLOB SANDERSON RASKIN PAULSON & TOURTILLOTT, LLC
                                 APPEARS HERE]


                                 July 11, 1996

Medical Dynamics, Inc.
99 Inverness Drive East
Englewood, CO  80112

Re:  Registration Statement on Form S-8
     Opinion of Counsel

Gentlemen:

     As counsel for Medical Dynamics, Inc., a Colorado corporation (the "Corporation"), we have examined the Articles of Incorporation, as amended, the bylaws and minutes of the Corporation and such other corporate records, documents, certificates and other instruments as in our judgment we have deemed relevant for the purposes of this opinion. We have also, as such counsel, examined the Registration Statement on Form S-8, as amended to date (the "Registration Statement"), covering the registration of shares underlying options (the "Options") issued pursuant to certain employee benefit plans. Based upon the foregoing, we are of the opinion that:

     1. The Common Stock has been duly and validly authorized, created and are fully paid and non-assessable.

     2. When exercised in accordance with the terms of the Options, the Common Stock issued will be legally issued as fully paid and non-assessable.

       We hereby consent to such use of our name in such Registration Statement and to the filing of this Opinion as Exhibit 5.1 thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                    Very truly yours,


                                    /s/ Friedlob Sanderson Raskin Paulson &
                                        Tourtillott, LLC